For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Third Quarter 2015 Results
RevPAR, EBITDA and FFO Growth Continues

PALM BEACH, Fla., November 5, 2015 - Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 134 hotels wholly or through joint ventures, today announced results for the third quarter ended September 30, 2015. In addition, the company provided initial guidance for the 2015 fourth quarter and updated its 2015 full-year guidance.
Third Quarter 2015 Highlights

•	Portfolio RevPAR - Increased hotel RevPAR 5.3 percent to $146 for Chatham’s 38, wholly owned hotels, within the company’s guidance range of 5-6 percent.

•	Adjusted EBITDA - Advanced 38 percent to $39.4 million.

•	Adjusted FFO - Jumped 46 percent to $29.3 million. Adjusted FFO per diluted share rose to $0.76, within the company’s guidance range of $0.75-$0.78 per share.

•	Operating Margins - Expanded industry leading hotel EBITDA margins 20 basis points to 46.7 percent, within the company’s guidance range of 46.5 to 47.5 percent.

•
Acquisitions - Acquired three, high-quality, urban, in-fill located hotels for approximately $100 million (or approximately $312,500 per room) comprised of the 81-room Residence Inn Boston (Dedham), Mass., the 105-room Residence Inn Fort Lauderdale Intracoastal/ Il Lugano and the 134-room Hilton Garden Inn Marina del Rey, Calif. RevPAR for the three hotels rose 6.7 percent in the 2015 third quarter.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the three and nine months ended September 30, 2015. RevPAR, ADR and occupancy for 2015 and 2014 are based on hotels owned as of September 30, 2015 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income	$14.4	$8.8	$28.7	$72.4
Net income per diluted share to common shareholders	$0.37	$0.31	$0.74	$2.67
RevPAR	$146	$139	$136	$128
ADR	$167	$159	$163	$152
Occupancy	88%	88%	83%	84%
GOP Margin	52.3%	51.9%	50.9%	48.7%
Hotel EBITDA Margin	46.7%	46.5%	44.7%	42.6%
Adjusted EBITDA	$39.4	$28.5	$100.5	$63.2
AFFO	$29.3	$20.1	$71.5	$42.4
AFFO per diluted share	$0.76	$0.73	$1.87	$1.57
Dividends per share	$0.30	$0.24	$0.90	$0.69

High Quality Infill Portfolio Generates Consistent Revenue Growth and Continues Margin Expansion
“The high-quality of our portfolio serves as the foundation of our financial performance, a portfolio where high demand, targeted marketing and solid operating execution results in attractive RevPAR growth, allowing us to generate the best operating margins of all lodging REITs,” said Jeffrey H. Fisher, Chatham’s chairman, president and chief executive officer.
“We delivered RevPAR and FFO per share for the quarter within our guidance range, and we remain positive about top-line growth for the balance of 2015 and 2016.
“Although sentiment for lodging companies is bearish at the moment, fundamentals for quality, select-service portfolios such as ours remain strong because our higher RevPAR growth, combined with a lack of major food and beverage or other non-essential amenities, gives us the strength to continue to improve margins and grow FFO on a relative basis better than other REITs,” Fisher noted.
Additional data points on the portfolio’s third quarter RevPAR performance include:

•	Eight hotels produced double digit RevPAR increases.

•	Four Silicon Valley hotels saw overall RevPAR increase of 8.4 percent to $199.

•	RevPAR at the four hotels acquired from the Inland portfolio rose 4.6 percent to $110 despite one of the four hotels undergoing renovation throughout the quarter.

•
Four Houston area hotels increased RevPAR 1.0 percent, impacted by one hotel under renovation throughout the quarter. The two medical center-area hotels again outperformed the overall Houston market with RevPAR up 4.8 percent.

“Our portfolio performance remains strong year-to-date, Silicon Valley maintains its excellence, and we had strong RevPAR gains across our broader portfolio with the following markets seeing double digit RevPAR growth: Anaheim, Boston, Carlsbad, Dallas (Addison), Fort Lauderdale and Maitland.
“We continue to generate the highest operating margins among all lodging REITs with operating margins of 52 percent and hotel EBITDA margins of 47 percent in the quarter,” Fisher highlighted. “Year-over-year, our third quarter gross operating margins were up 40 basis points, and our hotel EBITDA margins were up 20 basis points. Our portfolio operates at high margins due to strong operating efficiencies combined with high absolute RevPAR for our class of hotels. As RevPAR continues to grow, we expect to drive comparable margins even higher.
“The acquisition of approximately $200 million of high quality hotels in great markets this year gives us confidence in our ability to generate meaningful EBITDA and FFO per share growth in 2016. With our Silicon Valley expansions coming on line over the next 18 months, we believe the same will hold true for 2017. We are optimistic about our future growth and have proven since our IPO that we reward our shareholders by increasing our dividend in tandem with FFO per share growth,” Fisher concluded.
Joint Venture Investment Performance
The Innkeepers joint-venture portfolio produced 2015 third quarter RevPAR growth of 8.2 percent to $121 on a 6.2 percent increase in average daily rate to $142 and a 1.9 percent increase in occupancy to 85 percent. Gross operating margins rose 280 basis points to 46.3 percent. The Innkeepers joint venture contributed adjusted EBITDA and adjusted funds from operations to Chatham during the third quarter of approximately $3.1 million and $2.1 million, respectively. Chatham received distributions of $2.1 million during the quarter and $4.6 million year-to-date through the end of the quarter.
“The RevPAR growth performance in the Innkeepers portfolio was outstanding. Similar to the Chatham portfolio, the robust performance was experienced across many markets with 19 of the 47 hotels experiencing RevPAR growth of approximately 10 percent or higher. Denver, Fort Lauderdale, Silicon Valley, Washington D.C. area hotels and certain New Jersey hotels performed very well,” stated Dennis Craven, Chatham’s chief operating officer.

For the Inland joint venture portfolio, RevPAR rose 2.6 percent to $100 on a 1.2 percent increase in average daily rate to $125 and a 1.4 percent increase in occupancy to 80 percent. Gross operating margins were flat at 42.2 percent. The Inland joint venture contributed adjusted EBITDA and adjusted funds from operations to Chatham during the third quarter of approximately $2.1 million and $1.2 million, respectively, and Chatham received distributions of $1.0 million during the quarter and $2.4 million year-to-date through the end of the third quarter.
“In the aggregate, the joint venture investments are generating strong, leveraged cash-on-cash returns and are on track to deliver yields of approximately 17 percent in 2015 based on expected distributions and our aggregate joint venture investments of approximately $50 million,” Craven said.
Acquisitions
During the quarter, the company completed the acquisition of three, high quality hotels comprising 320 rooms for approximately $100 million, or $312,500 per room. The acquired hotels include the 81-room Residence Inn Boston (Dedham), Mass., the 105-room Residence Inn Fort Lauderdale Intracoastal/Il Lugano and the 134-room Hilton Garden Inn Marina del Rey, Calif.
“Once again, we acquired three assets in non-marketed transactions which allows us to more efficiently invest capital and earn higher returns,” Craven emphasized. “These three hotels fit in perfectly with our high quality portfolio and sit ideally in some of the fastest growing markets in the country. RevPAR in these three markets is up double digits so far in 2015, and 2016 looks to be another strong year.”
Opened in 1998, the Residence Inn Dedham is proximate to 9.7 million square feet of office space within a 10-mile radius and is within walking distance of the 675,000-square-foot Legacy Place Life Style Retail Center, the market’s premier retail and restaurant destination. The property draws significant corporate demand from local corporations such as MediTech, Adidas/Reebok and Analog Devices, as well as others within the Route 128 corridor.

The Residence Inn Fort Lauderdale Intracoastal/Il Lugano opened in 2008 as the Il Lugano Hotel and Residences and was converted to a Residence Inn in 2014. The stunning, 14-story building is located on the eastern edge of the Intracoastal Waterway at Oakland Park Blvd., in Fort Lauderdale and includes 105 oversized suites ranging from 550 to more than 850 square feet, all with views of the Intracoastal Waterway and/or the Atlantic Ocean. Other hotel amenities include the Coastal View Restaurant, an intracoastal waterfront meeting room, 177-space parking garage and waterfront deck with docks that can be expanded for added food and beverage operations. The Fort Lauderdale market continues to experience significant growth in tourism, and the hotel is expected to benefit from the almost $2.5 billion expansion and renovation of the Fort Lauderdale International Airport which will attract additional travelers from the United States, Central America and South America.
The Hilton Garden Inn Marina del Rey converted from an independent hotel in June 2013 after an extensive renovation and received the “Best Conversion Award” by Hilton in 2014. The hotel includes the popular Marina Bar & Grill; two versatile meeting venues; and spacious rooms, suites and loft-style casitas with their own private patios; as well as an underground parking garage that serves hotel guests and visitors to the city. The area is anchored by large, well-known technology companies, in addition to a growing start-up tech community.

Capital Markets & Capital Structure
As of September 30, 2015, the company had net debt of $587.1 million (total consolidated debt less unrestricted cash). Total debt outstanding was $603.2 million at an average interest rate of 4.5 percent, comprised of $543.2 million of fixed rate mortgage debt at an average interest rate of 4.7 percent and $60.0 million outstanding on the company’s $175 million senior secured revolving credit facility which currently carries an interest rate of 2.7 percent.
Chatham’s leverage ratio was approximately 41 percent at September 30, 2015, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed rate debt is January 2024. As of September 30, 2015, Chatham’s proportionate share of joint venture debt and unrestricted cash was $169.3 million and $3.3 million, respectively.

“Our balance sheet is in great shape with relatively low leverage, and it is substantially protected from any rise in interest rates given the fact that most of our debt is long-term and fixed rate. Our attractive capital structure enables us to generate significant free cash flow,” explained Jeremy Wegner, Chatham’s chief financial officer. “In 2015, we expect to generate about $36 million of free cash flow after dividends and capital expenditures. During the quarter, we acquired approximately $100 million of assets, renovated one wholly owned hotel and paid $11.4 million of dividends while our net debt only increased $83.8 million. We intend to use our substantial free cash flow to continue to pay down debt or fund future capital expenditures, including the Silicon Valley expansions. We have eight unencumbered hotels, and we have over $100 million of capacity on our line of credit.”
Hotel Reinvestments/Expansions
During the third quarter, Chatham completed the renovation of the Residence Inn Houston-West University in Texas. Chatham will perform renovations in the fourth quarter on the SpringHill Suites in Savannah, Ga., as well as the Homewood Suites in San Antonio, Texas, which accelerated its start date from January 2016 to October 2015.
The 32-room expansion of the Residence Inn Palo Alto Mountain View in Silicon Valley remains on track to be completed in the 2016 second quarter. The two Sunnyvale expansions are scheduled to begin in early 2016, and the San Mateo expansion is expected to start later in 2016.
Dividend
In January, Chatham’s board of trustees approved a 25 percent dividend increase to an annualized rate of $1.20 per share. Chatham currently pays a monthly dividend of $0.10 per common share, the only public lodging REIT to pay monthly dividends. Chatham’s board of trustees re-evaluates its dividend policy quarterly.
Outlook and 2015 Guidance
The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2015 guidance reflects the following:

•	Renovations at the company’s SpringHill Suites Savannah, Ga., and the Homewood Suites San Antonio, Texas, during the fourth quarter

•	Reduction in fourth quarter RevPAR growth of approximately 200 basis points to 5.0-5.5 percent

•	Incremental income taxes in its taxable REIT subsidiaries of $0.4 million or $0.01 per share

•	Incremental property taxes related to a re-assessment of the SpringHill Suites Savannah, Ga. of $0.4 million, or $0.01 per share

•	No additional acquisitions, dispositions, debt, or equity issuance

	Q4 2015	2015 Forecast
RevPAR	$119-$120	$131-$132
RevPAR growth	+5.0-5.5%	+5.75-6.0%
Total hotel revenue	$66.0-$66.4 M	$272.8-$273.2 M
Net income	$1.5-$2.3 M	$30.2-$31.0 M
Net income per diluted share	$0.04-$0.06	$0.78-$0.80
Adjusted EBITDA	$27.0-$27.8 M	$127.5-$128.3 M
Adjusted funds from operation ("FFO")	$16.3-$17.1 M	$87.8-$88.6 M
Adjusted FFO per diluted share	$0.42-$0.44	$2.29-$2.31
Hotel EBITDA margins	39.3-40.3%	43.4-43.7%
Corporate cash administrative expenses	$2.2 M	$8.5 M
Corporate non-cash administrative expenses	$0.8 M	$2.9 M
Cash Interest expense	$7.2 M	$26.6 M
Non-cash amortization of deferred fees	$0.5 M	$1.9 M
Income taxes	$0.3 M	$0.6 M
Chatham’s share of JV EBITDA	$3.2-$3.3 M	$17.1-$17.2 M
Chatham’s share of JV FFO	$1.3-$1.4 M	$9.5-$9.6 M
Weighted average shares outstanding	38.6 M	38.3 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.
Earnings Call
The company will hold its third quarter 2015 conference later today, November 5, 2015, at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, http://chathamlodgingtrust.com/, or www.streetevents.com, or may participate in the conference call by dialing 1-800-524-8850, reference number 714928. A recording of the call will be available by telephone until 1 p.m. ET on Thursday, November 12, 2015, by dialing 1-888-203-1112, reference number 714928. A replay of the conference call will be posted on Chatham’s website.
About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,418 rooms/suites, comprised of 38 properties it wholly owns with an aggregate of 5,675 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 5, 2015, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets:
Investment in hotel properties, net	$1,265,038	$1,096,425
Cash and cash equivalents	16,057	15,077
Restricted cash	16,519	12,030
Investment in unconsolidated real estate entities	24,936	28,152
Hotel receivables (net of allowance for doubtful accounts of $89 and $71, respectively)	7,159	3,601
Deferred costs, net	7,166	7,514
Prepaid expenses and other assets	4,998	2,300
Total assets	$1,341,873	$1,165,099
Liabilities and Equity:
Mortgage debt	$543,167	$527,721
Revolving credit facility	60,000	22,500
Accounts payable and accrued expenses	26,642	20,042
Distributions and losses in excess of investments of unconsolidated real estate entities	1,420	—
Distributions payable	4,041	2,884
Total liabilities	635,270	573,147
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2015 and December 31, 2014	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 38,307,129 and 34,173,691 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	379	339
Additional paid-in capital	719,322	599,318
Retained earnings (distributions in excess of retained earnings)	(17,183)	(11,120)
Total shareholders’ equity	702,518	588,537
Noncontrolling Interests:
Noncontrolling interest in operating partnership	4,085	3,415
Total equity	706,603	591,952
Total liabilities and equity	$1,341,873	$1,165,099

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Room	$73,357	$57,482	$196,086	$135,417
Food and beverage	1,345	666	3,866	1,879
Other	2,599	2,098	6,804	5,727
Cost reimbursements from unconsolidated real estate entities	928	416	2,645	1,581
Total revenue	78,229	60,662	209,401	144,604
Expenses:
Hotel operating expenses:
Room	13,430	10,672	37,126	27,229
Food and beverage expense	1,042	487	2,862	1,386
Telephone expense	412	356	1,237	929
Other hotel operating expense	638	609	1,826	1,559
General and administrative	5,430	4,439	15,415	11,712
Franchise and marketing fees	6,092	4,694	16,146	11,088
Advertising and promotions	1,324	1,059	3,735	2,749
Utilities	2,733	2,148	7,159	5,250
Repairs and maintenance	2,887	2,363	8,564	6,419
Management fees	2,588	1,883	6,601	4,373
Insurance	288	273	874	706
Total hotel operating expenses	36,864	28,983	101,545	73,400
Depreciation and amortization	12,559	10,273	36,146	23,953
Property taxes, ground rent and insurance	4,349	3,254	12,688	8,712
General and administrative	2,792	2,718	8,375	7,403
Hotel property acquisition costs and other charges	623	335	1,406	7,376
Reimbursed costs from unconsolidated real estate entities	928	416	2,645	1,581
Total operating expenses	58,115	45,979	162,805	122,425
Operating income	20,114	14,683	46,596	22,179
Interest and other income	130	62	513	89
Interest expense, including amortization of deferred fees	(7,031)	(6,714)	(20,696)	(14,815)
Loss on early extinguishment of debt	—	—	—	(184)
Income (loss) from unconsolidated real estate entities	1,467	845	2,543	(1,471)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	—	66,701
Income before income tax expense	14,680	8,876	28,956	72,499
Income tax expense	(274)	(44)	(299)	(85)
Net income	$14,406	$8,832	$28,657	$72,414
Net income attributable to noncontrolling interests	(91)	(132)	(181)	(240)
Net income attributable to common shareholders	$14,315	$8,700	$28,476	$72,174
Income per Common Share - Basic:
Net income attributable to common shareholders	$0.37	$0.32	$0.75	$2.70
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.37	$0.31	$0.74	$2.67
Weighted average number of common shares outstanding:
Basic	38,212,028	27,370,815	37,818,340	26,697,483
Diluted	38,614,360	27,695,347	38,221,940	26,994,567
Distributions per common share:	$0.30	$0.24	$0.90	$0.69

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Funds From Operations (“FFO”):
Net income	$14,406	$8,832	$28,657	$72,414
Noncontrolling interests	(91)	(132)	(181)	(240)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	—	(66,701)
Loss on the sale of assets within the unconsolidated real estate entity	—	—	—	1
Depreciation	12,509	10,238	36,002	23,862
Adjustments for unconsolidated real estate entity items	1,877	1,038	5,543	3,472
FFO attributable to common shareholders	28,701	19,976	70,021	32,808
Hotel property acquisition costs and other charges	623	335	1,406	7,376
Loss on early extinguishment of debt	—	—	—	184
Adjustments for unconsolidated real estate entity items	2	(190)	95	2,031
Adjusted FFO attributable to common shareholders	$29,326	$20,121	$71,522	$42,399
Weighted average number of common shares
Basic	38,212,028	27,370,815	37,818,340	26,697,483
Diluted	38,614,360	27,695,347	38,221,940	26,994,657

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$14,406	$8,832	$28,657	$72,414
Interest expense	7,031	6,714	20,696	14,815
Income tax expense	274	44	299	85
Depreciation and amortization	12,559	10,273	36,146	23,953
Adjustments for unconsolidated real estate entity items	3,800	1,981	11,214	7,369
Noncontrolling interests	(91)	(132)	(181)	(240)
EBITDA	37,979	27,712	96,831	118,396
Hotel property acquisition costs and other charges	623	335	1,406	7,376
Loss on early extinguishment of debt	—	—	—	184
Adjustments for unconsolidated real estate entity items	4	(168)	126	2,130
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	—	—	—	(66,701)
Loss on the sale of assets within the unconsolidated real estate entity	—	—	—	1
Share based compensation	748	627	2,102	1,840
Adjusted EBITDA	$39,354	$28,506	$100,465	$63,226

CHATHAM LODGING TRUST
HOTEL EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Total Revenue	$78,229	$60,662	$209,401	144,604
Less: total hotel operating expenses	36,864	28,983	101,545	73,400
Less: Reimbursed costs from unconsolidated real estate entities	928	416	2,645	1,581
Gross operating income	40,437	31,263	105,211	69,623
Less: property taxes, ground rent and insurance	4,349	3,254	12,688	8,712
Hotel EBITDA	$36,088	$28,009	$92,523	$60,911